Exhibit 99.3

FIRST AMENDMENT

OF

HANESBRANDS INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

(As Amended and Restated December 9, 2008)

WHEREAS, Hanesbrands Inc. (the “Corporation”) maintains the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (as Amended and Restated December 9, 2008) (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, in exercise of the power reserved to the Corporation by Section 17 of the Plan, and by the power delegated to the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) by resolutions of the Board of Directors of the Corporation, the Plan is hereby amended, effective November 15, 2016, in the following particulars:

1.	By substituting the following for subsection 2(o) of the Plan:

“(o)	Fair Market Value means the closing price of common stock of the Corporation on the applicable day on the New York Stock Exchange Composite Transaction Tape.”

2.	By substituting the following for subsection 2(p) of the Plan:

“(p)	Interest Account means the Investment Fund under which interest is credited to a Non-Employee Director’s Deferral Account as specified in subsection 7(b).”

3.	By adding the following new subsection 2(q) to the Plan immediately after subsection 2(p) thereof and by renumbering the current subsections 2(q) through 2(x) as subsections 2(r) through 2(y):

“(q)	Investment Fund or Investment Funds means the notional fund(s) or other investment vehicle(s) designated pursuant to section 7.”

4.	By substituting the following for subsection 2(x) of the Plan:

“(x)	Stock Equivalent Account means the Investment Fund under which all or a portion of a Non-Employee Director’s Deferral Account is treated as if it is invested in common stock equivalents.”

5.	By adding the following new subsection 2(z) to the Plan immediately after subsection 2(y) thereof:

“(z)	Valuation Date means any business day on which a Non-Employee Director’s Deferral Account is adjusted to reflect Deferrals, transfers between Investment Funds, distributions, notional gains or losses, and expenses.”

6.	By substituting the phrase “Investment Funds” for the phrase “investment alternatives” where the latter phrase appears in subsection 4(g) of the Plan.

7.	By substituting the following for section 7 of the Plan:

“7.	Investment Funds. The available Investment Funds for the notional investment of Non-Employee Directors’ Deferral Accounts shall include the Stock Equivalent Fund and the Interest Account, each as further described below, and such other Investment Funds designated from time to time by members of the Corporation’s management identified by the Hanesbrands Inc. Employee Benefits Administrative Committee. The Investment Funds are for recordkeeping purposes only and do not allow Non-Employee Directors to direct the investment of any Corporation assets (including, if applicable, the assets of any Trust related to the Plan).

(a)	Stock Equivalent Account.

(i)	Amounts to be invested in the Stock Equivalent Account shall be converted to common stock equivalents as of the applicable Deferral Crediting Date, based on the applicable Fair Market Value of Corporation common stock. Fractional stock equivalents shall be computed.

(ii)	An amount equal to the number of common stock equivalents as of the record date multiplied by the dividend paid on applicable common stock on each dividend payment date shall be credited to the Non-Employee Director’s Deferral Account as soon as possible after the dividend payment date and shall be notionally invested in additional common stock equivalents.

(iii)	The Corporation may, but is not required to, match any amounts that a Non-Employee Director elects to invest in the Stock Equivalent Account.

(iv)	In the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of any or all of the assets of the Corporation to stockholders, or any other similar change or event, adjustments shall be made with respect to the number of common stock equivalents credited to a Non-Employee Director’s Deferral Account, as the Committee, in its discretion, may deem appropriate to reflect such change or event.

(b)	Interest Account. Under the Interest Account, interest is credited at the rate determined by the Committee from time to time; provided, however, that the rate of interest from January 1, 2008 through December 31, 2016 shall be the 5-year constant maturity Treasury note interest rate as published by the Federal Reserve in effect on the first business day of the applicable calendar year and, effective January 1, 2017, the rate of interest shall be designated from time to time by members of the Corporation’s management identified by the Hanesbrands Inc. Employee Benefits Administrative Committee, but not to exceed a rate that would be considered an above-market interest rate under applicable rules issued by the Securities and Exchange Commission.”

8.	By substituting the following for section 8 of the Plan:

“8.	Investment Elections and Adjustment of Accounts.

(a)	Investment Elections. A Non-Employee Director may elect from among the Investment Funds for the notional investment of his Deferral Account from time to time in accordance with procedures established by the Committee and the following:

(i)	With respect to Cash Retainer payments, if the Non-Employee Director fails to make an investment election with respect to a Deferral, the Deferral shall be deemed to be invested in the Investment Fund identified by the Committee.

(ii)	All Equity Retainer payments that are deferred at the election of the Non-Employee Director and all awards that are deferred automatically as described in section 5 above shall be invested in the Stock Equivalent Account and shall remain so invested for a minimum period of one year after such Deferral is credited under the Plan; thereafter, the Non-Employee Director may make an investment election with respect to such Deferral in accordance with subsection (iii) below.

(iii)	Subject to subsection (ii) above, a Non-Employee Director may elect to transfer all or a part of his notional interest in an Investment Fund to one or more of the other available Investment Funds. Any such transfer shall be made in accordance with procedures established by the Committee.

(b)	Adjustment of Accounts. Pursuant to rules established by the Committee and applied on a uniform basis, Non-Employee Directors’ Deferral Accounts shall be adjusted on each Valuation Date specified by the Committee, to reflect the value of the various Investment Funds as of such date, including adjustments to reflect any Deferrals, notional transfers between Investment Funds, and notional gains, losses, expenses, appreciation, or depreciation with respect to such Deferral Accounts since the previous Valuation Date. The value of an Investment Fund at any Valuation Date shall be based on the fair market value of the Investment Fund as determined in accordance with procedures established by the Committee; the value of the Stock Equivalent Fund shall be based on the Fair Market Value as of the applicable date.”

9.	By adding the following sentence to the end of subsection 9(a) of the Plan:

“If installment payments are elected, then, except as provided in section 12, the amount to be paid to the Non-Employee Director as of an applicable payment date shall be determined by dividing the Non-Employee Director’s Deferral Account balance as of the applicable Balance Calculation Date by the number of remaining installment payments.”

10.	By substituting the following for section 12 of the Plan:

“12. Form of Payment. The distribution of that portion of a Non-Employee Director’s Deferral Account deemed to be invested in an Investment Fund other than the Stock Equivalent Account shall be made in cash. The distribution of that portion of a Non-Employee Director’s Deferral Account deemed to be invested at the Non-Employee Director’s election or automatically invested in the Stock Equivalent Account shall be distributed under the Stock Plan in whole shares of Stock with fractional shares distributed in cash.”

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